Exhibit 10.2

Via email

July 22, 2021

Jennifer Robinson

Via email:

Re: Employment Offer

Dear Jennifer,

On behalf of Tuesday Morning, Inc. (Tuesday Morning), it is my pleasure to offer you the position of Executive Vice President, Chief Financial Officer. We are excited to have you join the Tuesday Morning team and look forward to your contributions during this exciting time in our organization.

Outlined below are the details of your offer:

Start Date: August 30 2021

Salary: $18,750. semi-monthly, $450,000 annualized, paid on 15th and end of the month.

You will receive an associate handbook with detailed information on our policies and programs.  Some of those include:

Sign-On Bonus: In addition to your base pay, you will receive a cash sign-on incentive of Three Hundred Thousand Dollars ($300,000.) less applicable taxes and withholdings by the end of your 30th day of employment. If you terminate employment within your first year of employment you will be required to repay the net amount paid to you in full. If you leave following 13 to 24 months of employment, you will be required to repay 50% of the net amount paid prorated based on completion of employment of months worked during that period.

Annual Incentive Plan Participation: Beginning in FY2022, you will be a participant in the annual Management Incentive Plan with a target incentive award opportunity of 60%, or $270,000. Any incentive opportunities are subject to periodic change by the Compensation Committee of the Board and supersede the terms of this offer letter.

Long-term Equity Incentive Plan: As a participant in Tuesday Morning’s Long-Term Equity Incentive Plan (“LTIP”) you will be granted $350,000 worth of Restricted Stock Units (“RSUs”).  50% of such RSUs will be time-based and will vest in stock ratably over three years, beginning with the first anniversary of the date of grant. 50% will be Performance Restricted Stock Units (“PRSUs”) and will vest if the performance metrics are met, at the end of the performance period which is a three year period. Such grant will be subject to the terms and conditions of a separate award agreement. The number of units will be determined upon the closing price of the Company’s common stock on the date of grant.  Your equity award will be granted at the time of the regular annual grant in September 2021.

As part of the LTIP program, Tuesday Morning generally makes annual equity awards each year upon approval from the Compensation Committee of the Board of Directors (the “Committee”), though there is no guarantee of awards being made every year. The LTIP Program may be modified from time to time by the Compensation Committee in its sole and absolute discretion.

Paid-time off (PTO): As a member of our senior management team, you will participate in our flexible unlimited paid time off policy. The Tuesday Morning paid-time of policy encompasses the traditional vacation, floating holiday, bereavement leave, and sick time programs. Instead of limiting your time off, we are empowering you to take reasonable vacation time in alignment with business needs and your manager’s approval. You will be given a copy of the PTO policy with full details during the onboarding process.

Volunteer Time Off: Tuesday Morning supports community involvement by our team members. All corporate full-time associates are eligible to participate in the Tuesday Morning Volunteer Program (VTO). Full-time corporate associates receive eight hours of paid volunteer time per calendar year. VTO hours are not prorated for new hires. Generally, any 501(c)(3) organization is eligible for volunteering requests. More information about our VTO program will be covered during the on-boarding process.

Associate Discounts: Following the procedures contained in the Associate Handbook, associates may purchase merchandise from Tuesday Morning at a standard discount of 20% off the retail price.

Benefits: You will be eligible for all normal and standard 401(k) retirement and health & welfare benefits offered to eligible Tuesday Morning employees after published qualifying periods of employment. You will have 30 days including date of hire to make your health and welfare benefit elections. Medical and dental benefits will become effective the 1st of the month following the completion of 60 days of employment. Our Benefits Summary page is attached.

Your employment with Tuesday Morning is contingent upon successful completion of our background screening process and at all times will be at-will, which means either you or Tuesday Morning may terminate your employment relationship at any time, for any reason, with or without notice.

If you have any questions, please do not hesitate to contact me at 972.207-2754.

Sincerely,

By:	/s/ Bridgett C. Zeterberg

Bridgett C. Zeterberg
Executive Vice President Human Resources, General Counsel and Corporate Secretary
bzeterberg@tuesdaymorning.com

I accept the above offer:

By:	/s/ Jennifer N. Robinson	July 29, 2021
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